Exhibit 10.4
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is treated by the Registrant as private or confidential.

FOURTH AMENDMENT TO LICENSE AGREEMENT
This Fourth Amendment to License Agreement (this “Fourth Amendment”), dated as of June 2, 2026, is by and between Tanabe Pharma Corporation (formerly known as Mitsubishi Tanabe Pharma Corporation), a corporation organized under the laws of Japan (“TPC”), and Mineralys Therapeutics, Inc., a corporation organized under the laws of the state of Delaware (“MINERALYS”). TPC and MINERALYS are sometimes referred to singly as a “Party” and collectively as the “Parties.”
WHEREAS, the Parties previously entered into that certain License Agreement, effective as of July 9, 2020, and as amended pursuant to that certain Amendment No. 1 dated as of November 24, 2020, that certain Amendment No. 2 effective as of June 15, 2023, and that certain Amendment No. 3 effective as of May 29, 2025 (the “License Agreement”);
WHEREAS, TPC and MINERALYS wish to modify certain of their respective rights and obligations under the License Agreement;
WHEREAS, the Parties intend to establish a framework for the future termination of the License Agreement and the transfer of ownership from TPC to MINERALYS of certain intellectual property assets and rights associated with MT-4129, upon the terms and conditions set forth herein; and
WHEREAS, in connection with the foregoing, the Parties desire to amend the License Agreement, upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    Definitions. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the License Agreement.
2.    Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, and in reliance upon the representations and warranties of the Parties set forth in this Fourth Amendment, the License Agreement is hereby amended as follows:
(a)    All references to “MTPC” in the License Agreement are hereby amended to be references to “TPC.”
(b)    Section 1.1 of the License Agreement is hereby amended by inserting the following defined terms in alphabetical order:
“‘Change of Control’ means, with respect to (i) MINERALYS or (ii) any Affiliate of MINERALYS that holds exclusive rights (or co-exclusive rights with MINERALYS) to commercialize any Product in the U.S. (each of (i) and (ii), a “MINERALYS Entity”): (a) a merger or consolidation of such MINERALYS Entity or any parent company of such MINERALYS Entity with a Third Party that results in the voting securities of such MINERALYS Entity or any such parent company outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of 50% or more of the combined voting power of the outstanding securities of such MINERALYS Entity or any parent company of such MINERALYS Entity; (c) a transaction or series of related transactions as a result of which the holders of the voting securities of such MINERALYS Entity or any parent company of such MINERALYS Entity prior to such transaction or transactions will cease to own, immediately following such transaction or series of transactions, at least 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such; (d) the sale or other transfer to a Third Party of all or substantially all of such MINERALYS Entity’s consolidated assets, in a transaction or series of related transactions; (e) the sale or other transfer to a Third Party of all or substantially all of the assets or rights that comprise the assets and rights in respect of development or commercialization of the Compound or any Product, in a transaction or series of related transactions in any territory that includes the U.S.; or (f) the grant of an exclusive license or exclusive sublicense (but excluding any co-exclusive license or co-exclusive sublicense) to a Third Party under all or substantially all of the assets or rights that comprise the assets and rights in respect of development or commercialization of the Compound or any Product in any territory that includes the U.S., in a transaction or series of related transactions.
‘Payment Term’ means, on a Product-by-Product and country-by-country basis, the period starting as of First Commercial Sale of Product in the applicable country and ending on the latest of (i) the expiration in such country of the last to expire Valid Claim of the last to expire patent within the TPC Patent Rights where the sale or the approved use of the applicable Product in such country would infringe such Valid Claim absent ownership of such patent or the license granted to MINERALYS under this Agreement; (ii) ten (10) years from the First Commercial Sale of such Product in such country; or (iii) the expiration of any applicable regulatory, pediatric, orphan drug or data exclusivity.
‘Transfer Transaction’ means (a) an exclusive license or (b) the sale, disposition or other transfer, in each case ((a) or (b)) to a Third Party of all or substantially all of the assets or rights that comprise the assets and rights in respect of development or commercialization of the Compound or any Product and with respect to any territory, in a transaction or series of related transactions (including any Change of Control of a type described in clauses (d) or (e) of the definition thereof).
‘Transferee’ means the Third Party with whom a Transfer Transaction is entered into.”
(c)    Section 1.1.40 of the License Agreement is hereby amended and restated as follows:
“1.1.40 ‘Know-How’ means knowledge, scientific information, formulae, processes, plans, inventions, technical information, product information, test procedures, experience, data, technology, design information, material, trade secrets, data, results and other information and knowledge in tangible or intangible form, regardless of whether patentable or patented, and including but not limited to all regulatory documents, regulatory applications and correspondence with regulatory authorities with respect to Compounds and/or Products. The fact that all or a part of a compilation of data is in the public domain shall not prevent the compilation of data as such, or any one or more of the other elements of the compilation from being Know-How. Know-How shall not include Patent Rights.”
(d)    The license granted under Section 2.1 of the License Agreement is hereby amended so that it be (i) a royalty-free license, (ii) perpetual and irrevocable, (iii) with respect to sublicenses, subject to the requirement that MINERALYS notify TPC in writing with respect to the grant of any such sublicenses no later than thirty (30) days following the effective date of such sublicense (and no longer subject to the requirement that such notice be given to TPC prior to the date of such sublicense) and (iv) no longer subject to the requirement of the last sentence of Section 2.1, which last sentence is hereby deleted.
(e)    Section 3.2.2 of the License Agreement is hereby amended and restated in its entirety as follows:

“3.2.2     Sales Milestone Payments. Within [***] after the end of each calendar year in which aggregated annual Net Sales of a Product in the MINERALYS Territory by MINERALYS, its Affiliates and Sublicensee(s) first reach or exceed any threshold indicated in the milestone events listed below, MINERALYS shall pay to TPC the corresponding one-time, [***] milestone payment set forth below. Such payments will be accompanied by a report containing its calculation thereof. The maximum aggregate payment for sales milestones as set forth in this Section 3.2.2 shall be [***]:

Sales Milestone Events	Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Notwithstanding anything to the contrary in this Agreement, upon the consummation of a Change of Control, [***] (but, for the avoidance of doubt, not with respect to any other milestone payments enumerated in this Section 3.2) shall be accelerated and become immediately due and payable within [***] following such Change of Control, regardless of whether the applicable Net Sales threshold has been achieved.”
(f)    Section 3.2 of the License Agreement is hereby amended by inserting new Sections 3.2.3 and 3.2.4, to read as follows:
“3.2.3     Net Sales Reporting. For as long as any sales milestone event pursuant to Section 3.2.2 has not been achieved and the corresponding milestone payment has not been made during the Payment Term, MINERALYS shall, within [***] if MINERALYS has not granted any sublicense to sell Products under this Agreement (or [***] if MINERALYS has granted any sublicense to sell Products under this Agreement) after the end of each Calendar Quarter, provide TPC with a report containing the following information with respect to each Product as it pertains to the preceding Calendar Quarter just ended:
(a) the gross sales of such Product during the relevant Calendar Quarter in each country or region in the MINERALYS Territory in which such sale occurred (separately stated for each Sublicensee or any

Transferee (other than a Transferee to whom this Agreement shall have been assigned pursuant to Section 16.2), and country or region); and
(b) the computation of the Net Sales of such Product during the relevant Calendar Quarter based on the U.S. dollar value determined in (a) above, including an accounting of any allowed deductions from the gross sales to arrive at the Net Sales, and the exchange rates used for converting foreign currency to U.S. dollars in accordance with Section 3.7 hereof.
3.2.4     Transfer Transactions. Without limiting the provisions of the last paragraph of Section 3.2.2:
(a) in the event of any Transfer Transaction (other than in connection with an assignment made pursuant to the provisions set forth in Section 16.2, in which case such obligations shall apply with respect to, and be binding on, the applicable assignee) the obligation of MINERALYS to make the milestone payments set forth in Sections 3.2.1 and 3.2.2 upon achievement of the applicable milestone events, and the related obligations under Article 3, shall remain binding on MINERALYS, it being understood that all references to MINERALYS in the definitions of ‘First Commercial Sale’ and ‘Net Sales’ shall be deemed to be references to both MINERALYS and such applicable Transferee or Transferees, and the Net Sales and First Commercial Sale conducted by any such Transferee, as the case may be, shall be considered for purposes of determining achievement of the applicable milestone events; and
(b) in the event of a Transfer Transaction of a type described in clause (b) of the definition thereof, MINERALYS or its applicable Affiliate shall be obligated to assign this Agreement, and the obligations of MINERALYS hereunder, to the applicable Transferee in connection with such Transfer Transaction, with respect to the applicable Product(s) and country(ies) or territory(ies) that are the subject of such sale, disposition or transfer; provided that, if such assignment shall not have been made pursuant to the provisions set forth in Section 16.2, the obligation of MINERALYS to make the milestone payments set forth in Sections 3.2.1 and 3.2.2 upon achievement of the applicable milestone events, and the related obligations under Article 3, shall remain binding on MINERALYS.”
(g)    Section 3.3 of the License Agreement is hereby amended and restated in its entirety as follows:
“3.3    [Reserved.]”
(h)    Section 4.1.1 of the License Agreement is hereby amended and restated in its entirety as follows:
“4.1.1    [Reserved.]”
(i)    Section 4.1.2 of the License Agreement is hereby amended and restated in its entirety as follows:
“4.1.2    [Reserved.]”
(j)    Section 4.2.4 of the License Agreement is hereby amended and restated in its entirety as follows:
“4.2.4    [Reserved.]”

(k)    Section 6.1 of the License Agreement is hereby amended and restated in its entirety as follows:
“6.1    Commercialization and Launch. As between the Parties, MINERALYS shall be solely responsible for all commercialization activities in the MINERALYS Territory, including without limitation the marketing, strategy, pricing, promotion, physician targeting, reimbursement, branding, distribution and sale of the Product in the MINERALYS Territory. MINERALYS shall bear all costs related to its and its Affiliates’ and Sublicensees’ commercialization activities of the Products in the MINERALYS Territory.”
(l)    Article 8 of the License Agreement is hereby amended and restated in its entirety as follows:
“Article 8
[Reserved]”
(m)    Section 10.4 of the License Agreement is hereby amended and restated as follows:
“10.4    Settlement. Neither Party shall enter into a settlement or consent judgment or other voluntary final disposition of an enforcement action or defense action in the MINERALYS Territory without [***]. Any proceeds, including without limitation damages, obtained as a result of such proceeding, by settlement or otherwise, shall be used first to reimburse the respective costs and expenses incurred by each Party in connection with the enforcement and defense actions, including without limitation attorney's fees, and the amount of any recovery remaining shall then be allocated to MINERALYS. Notwithstanding anything to the contrary, in the event that [***].”
(n)    Section 15.1 of the License Agreement is hereby amended and restated in its entirety as follows:
“15.1    Term. The term of this Agreement (the ‘Term’) shall commence upon the Effective Date and, unless terminated earlier pursuant to the terms of Section 15.5, shall expire upon execution of a License Termination Agreement by the Parties.”
(o)    Section 15.2 of the License Agreement is hereby amended and restated in its entirety as follows:
“15.2    Payment Term. Upon the earlier to occur of expiration of (a) payment and satisfaction in full of all the milestone payments payable pursuant to Section 3.2.1 and Section 3.2.2 and (b) the Payment Term on a Product-by-Product and country-by-country basis, the licenses granted to MINERALYS with respect to such Product in such country shall be fully paid-up.”
(p)    Section 15.3 of the License Agreement is hereby amended and restated in its entirety as follows:
“15.3    [Reserved]”
(q)    Section 15.4 of the License Agreement is hereby amended and restated in its entirety as follows:

“15.4    [Reserved]”
(r)    Section 15.6 of the License Agreement is hereby amended and restated in its entirety as follows:
“15.6    [Reserved]”
(s)    Section 15.7 of the License Agreement is hereby amended and restated in its entirety as follows:
“15.7    [Reserved]”
(t)    The first paragraph of Section 15.8.1 of the License Agreement is hereby amended and restated in its entirety as follows:
“15.8.1    Upon the termination of this Agreement by TPC pursuant to Section 15.5, the following provisions shall apply, subject to Section 15.9:”
(u)    Section 15.8.1(d) of the License Agreement is hereby amended by deleting the following language:
“subject to the payment of the incremental running royalties under Section 3.3,”
(v)    Section 15.8.2 of the License Agreement is hereby amended and restated in its entirety as follows:
“15.8.2    [Reserved]”
(x)    Section 15.8.3 of the License Agreement is hereby amended and restated in its entirety as follows:
“15.8.3    [Reserved]”
3.    Effectiveness. This Fourth Amendment shall become effective on the date on which both of the following conditions shall have been satisfied (such date, the “Fourth Amendment Effective Date”):
(a)    each Party has received counterpart signatures to this Fourth Amendment duly executed and delivered by the other Party; and
(b)    MINERALYS shall have paid to TPC, in consideration for the amendments effected pursuant to clauses (d), (g), (h), (i), (j), (k), (l) and (u) in Section 2 above, the non-refundable sum of two hundred million U.S. dollars (US$200,000,000), by wire transfer of immediately available funds to the account designated by TPC by written notice to MINERALYS; provided that if such payment is not made within five (5) Business Days from the date hereof, this Fourth Amendment shall not come into effect and shall be null and void.
4.    TPC Representations and Warranties. TPC represents and warrants to MINERALYS as of the date hereof, as follows:
(a)    TPC is a stock company (kabushiki kaisha) duly organized and validly existing under the laws of Japan;

(b)    TPC has the requisite corporate power and authority to enter into and deliver this Fourth Amendment, and to perform its obligations hereunder. The execution and delivery of this Fourth Amendment and the consummation by TPC of the transactions hereunder have been duly authorized by all necessary corporate actions of TPC. This Fourth Amendment constitutes the valid and legally binding obligation of TPC, enforceable against TPC in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”);
(c)    TPC is the sole owner of the entire right, title and interest in and to the TPC Technology, all of which are free and clear of any claims, liens, security interests, charges or encumbrances (other than the licenses granted pursuant to the License Agreement, as amended pursuant to this Fourth Amendment);
(d)    TPC has the right to assign to MINERALYS all of TPC’s rights, title and interest in, to and under the TPC Technology under the License Termination Agreement (as defined below), and is not under any obligation to grant any license, option or other right to any Third Party or Affiliate to Exploit the TPC Technology; and
(e)    TPC has not granted to any Third Party any rights under the TPC Technology that would conflict with the assignment to MINERALYS all of TPC’s rights, title and interest in, to and under the TPC Technology under the License Termination Agreement.
5.    MINERALYS Representations and Warranties. MINERALYS represents and warrants to TPC as of the date hereof, as follows:
(a)    MINERALYS is a corporation duly organized, validly existing and in good standing under the laws of Delaware; and
(b)    MINERALYS has the requisite corporate power and authority to enter into this Fourth Amendment and to perform its obligations hereunder. The execution and delivery of this Fourth Amendment and the consummation by MINERALYS of the transactions hereunder have been duly authorized by the necessary corporate actions of MINERALYS. This Fourth Amendment constitutes the valid and legally binding obligations of MINERALYS, enforceable against MINERALYS in accordance with its respective terms, subject to the Enforceability Exceptions.
6.    Covenant to Negotiate License Termination Agreement. The Parties hereby covenant and agree as follows:
(a)    Promptly following the Fourth Amendment Effective Date, the Parties shall negotiate in good faith to enter into a definitive agreement (the “License Termination Agreement”) that will provide for the following:
(i)    The unconditional transfer, conveyance, assignment and delivery to MINERALYS (or one or more of its Affiliates), and the acceptance by MINERALYS (or one or more of its Affiliates) of all of TPC’s (or its applicable Affiliate’s) rights, title and interests in, to and under the TPC Technology, without any right of reversion to TPC, and for no additional consideration to TPC except for MINERALYS’s milestone payment obligations under Sections 3.2.1 and 3.2.2 of the License Agreement (as amended by this Fourth Amendment);

(ii)    Documentation of MINERALYS’s milestone payment obligations under Sections 3.2.1 and 3.2.2 of the License Agreement (as amended by this Fourth Amendment), which payment obligations shall be payable if and when such milestone events are achieved (or accelerated pursuant to the License Agreement, as amended by this Fourth Amendment), and shall survive the termination of the License Agreement and be reflected in the License Termination Agreement;
(iii)    The survival of TPC’s right of first refusal under Section 2.3 of the License Agreement, with respect to Japan;
(iv)    The automatic termination of the License Agreement upon the consummation of the transactions contemplated by the License Termination Agreement; and
(v)    Such other customary or appropriate terms and conditions as are reasonably necessary to give effect to the foregoing, including representations and warranties regarding the entry into the License Termination Agreement, further assurances and such other matters as the Parties may reasonably agree.
(b)    The terms in subclauses (i) through (iv) in Section 6(a) above shall be the “Binding Terms”, which shall be included in the License Termination Agreement without material amendment, unless the Parties shall agree otherwise. If the Parties are unable to mutually agree on terms of the License Termination Agreement, other than the Binding Terms, within [***] following the Fourth Amendment Effective Date, then the terms of the License Termination Agreement shall be settled by a “baseball style” expedited arbitration process in accordance with this Section 6(b) (the “Final Terms Determination”). The Final Terms Determination will be conducted by one (1) independent Third Party individual that is mutually agreed by the Parties and who has at least fifteen (15) years of experience in the biopharmaceutical industry and has occupied at least one (1) senior position within a large pharmaceutical company and who is fluent in the English language, excluding any current or former employee or consultant of either Party (the “Arbitrator”). If the Parties cannot agree on the identity of the Arbitrator, each Party shall nominate one individual who meets the criteria in the preceding sentence in order to serve as Arbitrator, and such two (2) selected individuals shall together nominate a third individual who meets the same criteria set forth in the preceding sentence and which third individual will act as the sole Arbitrator to conduct the arbitration with respect to the Final Terms Determination. Within [***] after the selection of the Arbitrator, each Party shall submit to the Arbitrator and to the other Party a proposed offer for the final terms of the License Termination Agreement, which shall include the Binding Terms and all other terms that have been, at such time, agreed by the Parties during the negotiations, together with any relevant evidence in support of such Party’s positions on the remaining terms (each, a “Proposal”). The Parties shall meet and confer on the amount and type of supportive documentation that may be submitted to the Arbitrator with each Proposal but, if the Parties are unable to agree on the amount and type of such supportive documentation, the Arbitrator shall decide. Within [***] after the submission of the last Proposal, the Arbitrator shall select one of the final Proposals, but may not alter the terms of either final Proposal or resolve the dispute in a manner other than by selection of one of the submitted final Proposals (and, for clarity, the terms of such Proposal shall be deemed to be final and binding upon the Parties and shall always be required to contain the Binding Terms). The fees of the Arbitrator and costs and expenses of the arbitration will be split equally between the Parties.
(c)    The obligations of the Parties under this Section 6 and, for the avoidance of doubt, the obligations of MINERALYS and a Transferee under Section 3.2 of the License Agreement (as amended pursuant to this Fourth Amendment), shall in each case survive any termination or expiration of the License Agreement unless and until expressly superseded by a License Termination Agreement entered into by the Parties.

7.    No Implied Amendment or Waiver. Except as expressly set forth in this Fourth Amendment, this Fourth Amendment is limited to the matters specifically set forth herein and shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of any Party under the License Agreement, or alter, modify, amend or in any way affect any of the terms, obligations or covenants contained in the License, all of which shall continue in full force and effect. Nothing in this Fourth Amendment shall be construed to imply any willingness on the part of any Party to agree to or grant any similar or future amendment, consent or waiver of any of the terms and conditions of the License Agreement.
8.    Counterparts. This Fourth Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one agreement. Executed copies of the signature pages of this Fourth Amendment sent by facsimile or transmitted electronically in Portable Document Format (“.pdf”), or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.
9.    Governing Law; Dispute Resolution. Section 16.6 and Section 16.7 of the License Agreement are incorporated herein by reference, mutatis mutandis.
10.    Expenses. Except as otherwise specified herein, each Party shall bear any costs and expenses incurred by it with respect to this Fourth Amendment.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Fourth Amendment to be duly executed as of the date first above written.

MINERALYS THERAPEUTICS, INC.

By	/s/ Jon Congleton

Name: Jon Congleton

Title: Chief Executive Officer
[Signature Page to Fourth Amendment to License Agreement]

TANABE PHARMA CORPORATION

By	/s/ Akihisa Harada

Name: Akihisa Harada

Title: Chief Executive Officer
[Signature Page to Fourth Amendment to License Agreement]